CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report dated March 15, 1997 included in New York Communications Center Associates Limited Partnership's audited financial statements as of and for each of the three years in the period ended December 31, 1996 (and to all references to our Firm) included in or made part of the Registration Statement No. 33-96378 and in the Prospectus Supplement and Prospectus for Lehman Brothers Commercial Mortgage Pass-Through Certificates Series 1997 - LL I.


                                                 /s/ Arthur Andersen LLP


New York, New York
September 19, 1997